Exhibit 10.52

CONSULTING AGREEMENT

Advanced Cell Technology Holdings, Inc., and its wholly owned subsidiary (collectively referred to as “ACT”) desire to retain the services of James G. Stewart (“STEWART”) in the role of Financial Consultant; and STEWART desires to provide his services to ACT in that capacity.  Accordingly, for and in consideration of the commitments set forth herein, ACT and STEWART agree as follows:

1.                                     Position and Duties

ACT agrees to retain STEWART in the role of Financial Consultant.  STEWART shall report to the Chief Executive Officer (CEO) of ACT, and shall perform consulting services that are assigned to STEWART by the CEO of ACT.  In this consulting capacity, it is expected that STEWART shall provide guidance on a variety of matters, including, but not limited to, financial consulting on structuring of financing transactions, input as to corporate structuring questions, review of strategy or financing documents as appropriate and general business consulting.

2.                                     Compensation

A.                                   Stock Options:  ACT shall compensate STEWART for services to be provided pursuant to this agreement with the granting of an option to purchase common shares of ACT, pursuant to the terms and conditions outlined below under “Stock Options”.

B.                                     Expenses:  ACT shall reimburse STEWART for reasonable travel and other business expenses incurred by STEWART in the performance of his duties hereunder.

C.                                     Cash Compensation:  ACT and STEWART have mutually agreed that no cash compensation will be paid in connection with this consulting agreement.  As outlined in the “Duration / Conversion” section below, it is contemplated that STEWART’s role of Financial Consultant may be converted to a permanent employment arrangement at some future date, and any cash compensation related to that decision will be finalized in connection with a permanent employment agreement.

3.                                      Stock Options

Subject to the approval of the ACT Board of Directors, ACT will grant STEWART an option to purchase the Company’s Common Stock (the “Option”) under the Company’s employee Stock Option Plan (the “Plan”) in an amount equal to 400,000 of the Company’s outstanding shares (inclusive of option reserve and warrants).  The Options will have a “strike price” equal to the current fair market value of $.85 per share, and will vest as follows: 5% of the shares will be

Stewart Employment Agreement

vested pursuant to this consulting agreement, and thereafter 1/48th of the remaining number of shares will vest at the end of each full month of employment, provided that STEWART’s consulting agreement is converted into a full-time employment agreement, pursuant to the “Duration / Conversion” section below.  In the event that full-time employment is not offered to STEWART, the maximum amount of shares that will vest pursuant to this consulting agreement is 5% of the shares granted.  Except as specifically set forth in this Section 4, STEWART’s rights under the Plan, or any other stock option plan later adopted by ACT, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.

4.                                      Competitive Activities

During the term of STEWART’s consulting agreement with ACT and for one (1) year thereafter, STEWART shall not, for himself or any third party, directly or indirectly (a) divert or attempt to divert from ACT any business of any kind, including, without limitation, the solicitation of or interference with any of its members, sponsors, employees, volunteers, officers or directors, (b) employ, solicit for employment or recommend for employment any person employed by ACT, or (c) engage in the formation or promotion of, or be employed by, any entity that is competitive with ACT.  STEWART acknowledges that there is a substantial likelihood that the activities described in this Section 4 would involve the unauthorized use or disclosure of the ACT’s Proprietary Information and that use or disclosure would be extremely difficult to detect.  STEWART has accepted the limitations of this Section 4 as a reasonably practicable and unrestrictive means of preventing such use or disclosure.

5.                                      Inventions/Intellectual Property Belong to ACT

Any and all inventions, discoveries, improvements or intellectual property which STEWART has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by ACT shall be the sole and exclusive property of ACT.

The obligations provided for by this Agreement, except for the requirements as to disclosure in paragraph 6, do not apply to any rights STEWART may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the ACT was used and which was developed entirely on the STEWART’s own time and (a) which does not relate directly or indirectly to the business of ACT or to ACT’s actual or demonstrable anticipated research or development, or (b) which does not result from any work performed by STEWART for ACT.

6.                                      Disclosure of Inventions

STEWART agrees to disclose promptly to ACT all such improvements, discoveries, or inventions which STEWART has made or may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to ACT, where the rights are the property of ACT, and agrees to execute and sign any and all applications, assignments, or other instruments which ACT may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain Letters Patent of the United States or foreign countries for said improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in ACT the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.

This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph 5.  STEWART agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement or intellectual property is the property of ACT.

7.                                      Confidential and Proprietary Information

During his consulting, STEWART will have access to confidential information relating to such matters as ACT’s trade secrets, systems, procedures, manuals, products, and clients.  For purposes of this Agreement, “confidential information” means all information and ideas, in any form, relating in any manner to the business of ACT or its clients, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in STEWART’s possession prior to his employment with ACT; or (iii) the information is disclosed to STEWART without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from ACT.

STEWART understands and agrees that all confidential information will be kept confidential by STEWART both during and after his consulting under this Agreement.  STEWART further agrees that he will not, without the prior written approval by ACT, disclose such confidential information, or use such confidential information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his consulting.

8.                                      Duration / Conversion

The duration of this consulting agreement is expected to be 90 days.  At the end of 90 days, ACT may, in its sole discretion, elect to extend the consulting agreement or offer STEWART full-time employment at ACT.  In the event that ACT elects to convert STEWART from a consulting role to the role of full-time employee, the terms and conditions of such employment will be separately negotiated and summarized in an Employment Agreement between STEWART and ACT.  This consulting agreement shall not be construed to imply an offer of employment at the expiration of the initial 90 day period.

9.                                      Turnover on Termination

STEWART agrees that on or before termination of consulting, he will return to ACT all originals and copies of all or any part of:

a.                                       Lists and sources of clients;

b.                                      Proposals to clients or drafts of proposals;

c.                                       Reports, job notes, specifications, and drawings pertaining to clients;

d.                                      Any and all other things, equipment, and written materials obtained by STEWART during the course of employment from ACT or any client of ACT.

e.                                       Any and all inventions or intellectual property developed by STEWART during the course of employment.

10.                               Arbitration

Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between ACT and STEWART, including but not limited to (1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).

ACT shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

STEWART UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

11.                               Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

12.                             Agreement Read and Understood

STEWART acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

13.                             Complete Agreement, Modification

This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified except by a written document signed both by the ACT and STEWART.  STEWART understands and agrees that he will be required by the Company to execute a comprehensive Proprietary Information Agreement.

14.                            Governing Law

This Agreement shall be construed and enforced according to the laws of the State of California.

Dated: January 14, 2005	/s/ James G. Stewart
James G. Stewart

Dated: January 14, 2005	/s/ William M. Caldwell
Advanced Cell Technology, Inc.
By: William M. Caldwell
Title: Chief Executive Officer